Addendum to Form 4 of Marie Croatti, August 22, 2006

Explanation of Responses:

(1)	Represents 171 shares of Class B Common Stock and 2,000 shares of Common Stock owned directly by Marie Croatti.

(2)

Represents shares of Class B Common Stock required to be reported by Marie Croatti. Marie Croatti is a trustee of the following trusts that directly own 217,584 shares of Class B Common Stock: The Melissa Marie Croatti Gallo Trust - 1990; The Matthew C. Croatti Gallo Trust - 1989 and The Matthew Croatti Trust – 1985. Marie Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(3)

On August 22, 2006, The Marie Croatti RC Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 14,181 shares of Class B Common Stock to The Ronald D. Croatti Non-GST Trust – 2006, of which Cynthia Croatti and Cecelia Levenstein are trustees and Ronald D. Croatti is the beneficiary. Marie Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(4)

On August 22, 2006, The Marie Croatti CC Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 14,181 shares of Class B Common Stock to The Cynthia Croatti Non-GST Trust – 2006, of which Cecelia Levenstein is trustee and Cynthia Croatti is the beneficiary. Marie Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(5)

On August 22, 2006, The Marie Croatti CL Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 321,896 shares of Class B Common Stock to Cecelia Levenstein. Marie Croatti owned the aforementioned shares of Class B Common Stock directly and transferred such shares to The Marie Croatti CL Trust – 2006 in a non-reportable transaction exempted by Rule 16a-13 promulgated under the Securities Exchange Act of 1934. Marie Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.